UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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First Investors Financial Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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First Investors Financial Services Group, Inc.
675 Bering Drive, Suite 710
Houston, Texas 77057

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
SEPTEMBER 6, 2006

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Investors Financial Services Group, Inc., a Texas corporation, will be held at the offices of the Company located at 380 Interstate North Parkway, Atlanta, Georgia 30339, on Wednesday, September 6, 2006 at 10:30 a.m., local time, for the following purposes:

1.                 To elect seven directors to serve for the ensuing year or until their respective successors have been elected and qualified.

2.                 To consider and vote upon a proposal to increase by 200,000 shares the number of shares of common stock available for issuance under the 2005 Employee Stock Option Plan.

3.                 To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ended April 30, 2007.

4.                 To transact any other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

The close of business on July 25, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, accompanies the enclosed proxy statement.  The Annual Report does not form any part of the material for solicitation of proxies.

By Order of the Board of Directors

Houston, Texas
August 1, 2006	Bennie H. Duck, Secretary

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.  IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

FIRST INVESTORS FINANCIAL SERVICES, INC.
675 Bering Drive, Suite 710
Houston, Texas 77057

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held September 6, 2006

We are soliciting the accompanying proxy in connection with our annual meeting of shareholders to be held at our offices located at 380 Interstate North Parkway, Atlanta, Georgia, on September 6, 2006 at 10:30 a.m., local time.  When the proxy is properly executed and returned, the shares of common stock it represents will be voted at the annual meeting as directed.  Unless otherwise specified, the shares will be voted “FOR” the election of the nominees for director named in the proxy and each proposal in the proxy.  As of the date of this proxy statement, management does not know of any matters to be brought before the annual meeting other than the proposals set forth in the notice accompanying this proxy statement; however, should any other matters be properly raised at the annual meeting, it is the intention of each of the persons named in the proxy to vote the shares represented by the proxy in accordance with his judgment.

A proxy may be revoked at any time prior to its exercise by giving written notice of revocation to our corporate Secretary at or before the annual meeting, by duly executing a subsequent proxy relating to the same number of shares or by attending the annual meeting and voting in person.

We are sending this proxy statement and accompanying notice, proxy card and our Annual Report on Form 10-K for the fiscal year ended April 30, 2006, to shareholders on or about August 1, 2006.

VOTING SECURITIES

Only holders of record of our common stock at the close of business on July 25, 2006, are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting.  On the record date there were 4,474,194 shares of our common stock outstanding.  Each share of common stock entitles its holder to one vote.  Shareholders may not cumulate their votes.

The presence at the annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of common stock on the record date is necessary to constitute a quorum for the transaction of business.  A plurality vote of the outstanding shares of common stock represented at the annual meeting is required for the election of directors.  The affirmative vote of a majority of the outstanding shares of common stock represented and entitled to vote at the annual meeting is required to approve each other proposal.  If a share of common stock is represented for any purpose at the annual meeting, it is deemed to be present for all other matters.  Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining the number of votes present for all matters at the meeting.  Shares with respect to which authority is witheld, abstentions and shares held by brokers or nominees that are not voted are treated as shares as to which voting authority has been withheld by the holder of those shares and, therefore, have the effect of a vote against the proposal.

PROPOSAL 1:

ELECTION OF DIRECTORS

In accordance with the Company’s Bylaws, the Board has determined that for the forthcoming year, and until increased or decreased by the Board, the Board of Directors shall be composed of seven persons.  At the annual meeting, seven directors will be elected to hold office until the 2007 annual meeting of shareholders or until their respective successors are duly elected and qualified.  Each of the nominees is presently a member of the Board of Directors, has consented to being named in this proxy statement and has notified us that he intends to serve, if elected.

The seven nominees receiving the highest number of affirmative votes will be elected to the Board.  Shareholders may withhold authority to vote for any or all nominees for director.  If any nominee becomes unavailable for election for any reason, then the shares represented by proxy will be voted for the remainder of the listed nominees and for such other nominees as may be designated by the Board as replacements for those who become unavailable.  Discretionary authority to do so is included in the proxy.

The following table sets forth certain information concerning the persons who have been nominated for election as directors.

Name	Age	Position

Tommy A. Moore, Jr.	49	Chairman of the Board, President and Chief Executive Officer

Roberto Marchesini	62	Director and Vice President – Portfolio Risk Management

Robert L. Clarke (1)	64	Director

Walter A. Stockard, Jr.	53	Director

Seymour M. Jacobs (1)(2)	45	Director

John H. Buck(2)	63	Director

Daniel M. Theriault (1)(2)	47	Director

(1)             Member of the Audit Committee

(2)             Member of the Compensation Committee

Tommy A. Moore, Jr., a co-founder of the Company in 1989, has served as its President and Chief Executive Officer and a director since that time.  Mr. Moore was elected to the additional position of Chairman of the Board in July 2000.  Prior to organizing the Company, Mr. Moore was employed in commercial banking in Houston, Texas where his responsibilities included retail and commercial lending. He also served for a time as manager of finance and leasing for a Houston auto dealership.

Dr. Roberto Marchesini became a director in June 1995, and served as the Treasurer, Secretary and Chief Financial Officer of the Company from its inception in 1989 until May 1, 1996, when his duties were reduced to enable him to resume his teaching pursuits.  He remains a director and also continues to serve the Company as its Vice President - Portfolio Risk Management.  Prior to June 1995 and subsequent to May 1, 1996, he has also been employed as a Professor of Finance at the University of Houston, Clear Lake, where he has taught in the areas of finance, economics and accounting since 1974 and has served as the Associate Director of the University’s Center for Economic Development and Research.  Dr. Marchesini holds a Ph.D. degree in economics conferred by the University of Texas in 1974 and a degree in accounting received from the Technical Institute of Rome in 1963.

Robert L. Clarke became a director in June 1995, and has been a partner of the law firm of Bracewell & Giuliani LLP, Houston, Texas since 1992.  From 1985 to 1992, he served as the Comptroller of the Currency of the United States.  Mr. Clarke also serves as a director of Eagle Materials, Inc. and Stewart Information Services Corporation, both of which are publicly-held companies.

Walter A. Stockard, Jr. has been a director of the Company since 1989 and has been an investor in oil and gas properties and real estate for more than the past five years.

Seymour M. Jacobs became a director in November 2000 and is the founder and General Partner of JAM Partners, L.P., a hedge fund based in New York City, and the managing member of Jacobs Asset Management LLC, an investment management firm also located in New York City.  Prior to founding these firms in 1996, Mr. Jacobs worked as an investment securities analyst from 1983-1995, including most recently with Alex. Brown and Sons which served as the lead underwriter of the Company’s initial public offering.

John H. Buck is a retired founding partner of the Houston law firm of Buck, Keenan and Gage and served as coporate legal counsel to the Company from 1992 until his retirement in 2001.  Mr. Buck is a graduate of Yale Law School and has over 31 years experience in general corporate and securities law and commercial litigation, including transactional work in corporate finance and mergers and acquisitions.

Daniel M. Theriault joined the Board of Directors in April 2003.  He currently serves as Managing Member of Kineo Advisors, LLC, an investment advisory firm which he founded in 2004.  Prior to founding Kineo Advisors, Mr. Theriault served as a Senior Portfolio Manager with John A. Levin & Co. from 1997 to 2004. Prior to joining John A. Levin & Co. in 1997, he served as President and Chairman of the Advisory Committee for the T. Rowe Price Financial Services Fund from its inception in September 1996 through October 1997, and served as Vice President and research analyst primarily responsible for analyzing the insurance and financial services industries from 1995 to 1997.  Previously Mr. Theriault spent five years as a securities analyst, four years in the insurance industry and five years in public accounting.  He graduated with a B.S., cum laude from Boston College and holds designations as a Certified Public Accountant and as a Chartered Financial Analyst.

Recommendation Regarding Election of Directors

The Board of Directors recommends that you vote FOR the seven named nominees to be elected as our directors.

PROPOSAL 2:

INCREASE IN SHARES AVAILABLE UNDER
2005 EMPLOYEE STOCK OPTION PLAN

The Board of Directors has approved an amendment to the 2005 Employee Stock Option Plan to increase the shares of common stock available for issuance under the plan by 200,000 and has directed that the amendment to the plan be submitted to our shareholders for approval.  If this increase is approved by our shareholders, a total of 400,000 shares of common stock would be available for issuance under the plan.

Purpose and Participation.  The 2005 Employee Stock Option Plan was initially approved by shareholders in September 2005.  As approved, the plan provides for 200,000 shares of common stock, subject to adjustment in the event of certain changes in capitalization, to be issued under the plan to officers and key employees.

As reflected in the table appearing below, as of July 15, 2006, the Compensation Committee had granted options covering a total of 200,000 shares of common stock leaving no additional options available for issuance under the current plan.  If an option expires unexercised, is terminated, or is canceled or forfeited, the shares of common stock allocable to the unexercised portion of that option may again be subject to grant under the plan.

In the opinion of the Board of Directors, it is appropriate to approve amending the 2005 Employee Stock Option Plan to increase the number of shares available for issuance so as to permit us the flexibility necessary to attract, retain and motivate qualified personnel for the benefit of our shareholders.

Administration.  The 2005 Employee Stock Option Plan is administered by the Compensation Committee of the Board of Directors.  Options may be granted either as incentive stock options (which are intended to qualify for certain favorable tax treatment) or as non-qualified stock options.  The following provides a summary of the material terms of the plan.

Option Terms.  The Compensation Committee selects the persons to receive options and determines the exercise price, the duration, any conditions on exercise and other terms of the options.  The exercise price of the options may not be less than 100% of the fair market value per share of common stock on the date of grant.  In no event may the duration of an option exceed 10 years and no option may be granted after the expiration of 10 years from the adoption of the plan.

The exercise price of the option is payable in full upon exercise and payment may be in cash or, with our consent, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and shares.

Federal Income Tax Consequences of Incentive Stock Options.  No income will be recognized by a holder of an incentive stock option qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes upon the grant or exercise of the option.  The basis of shares received by the option holder upon exercise of the option is the price paid for the shares.  If the option holder holds the shares for at least one year after exercise and two years after the date of the option’s grant, the option holder will recognize capital gain or loss upon sale of the shares equal to the difference between the amount realized on the sale and the exercise price.  Generally, if the shares are not held for that period, the option holder will recognize ordinary income upon sale in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of such shares, or if less, the gain on disposition.  Any additional gain realized by the option holder upon sale will be a capital gain.

The excess of the fair market value of shares received upon the exercise of the option over the exercise price for the shares is an item of adjustment for the option holder for purposes of the alternative minimum tax.

We are not entitled to a deduction upon the exercise of an incentive stock option.  If the option holder disposes of the shares of stock received on exercise prior to the expiration of one year following the exercise or two years after the grant of the option, however, we may deduct an amount equal to the ordinary income recognized by the option holder upon sale of the shares at the time such income is recognized by the option holder, subject to certain limitations on the deductibility of compensation imposed by the Code.

If an option holder uses already owned shares of common stock to pay the purchase price for shares, the resulting tax consequences will depend upon whether the already owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the option holder for the applicable holding period required by the Code.  In general, “statutory option stock” is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not restricted stock or stock acquired through the exercise of a nonstatutory stock option.  If the stock is statutory option stock and the applicable holding period has been satisfied, no income will be recognized by the option holder upon transfer in payment of the purchase price of an incentive stock option.  If the stock is not statutory option stock, no income will be recognized by the option holder upon transfer unless the stock is not substantially vested within the meaning of the Code (in which event the option holder will recognize ordinary income equal to the amount by which the fair market value of the transferred shares exceeds their basis).  If the stock used to pay the exercise price of an incentive stock option is statutory option stock and the applicable holding period has not been satisfied, the transfer of the stock will result in the recognition of ordinary income by the option holder in an amount equal to the excess of the fair market value of the statutory option stock at the time the option covering the stock was exercised over the exercise price.

Other Tax Consequences.  For United States federal estate tax purposes, the fair market value of an option held by an option holder at the time of his or her death will normally be includible in his or her gross estate.  The acquisition, ownership or disposition of an option or shares acquired upon the exercise of an option may also have tax consequences under various state and foreign laws which may be applicable to certain option holders.  These tax consequences, as well as the federal income and estate tax consequences described above, may vary from person to person depending upon the particular facts and circumstances involved.

Shares of Common Stock Available for Grant.  As of July 15, 2006, the Compensation Committee had granted options covering a total of 200,000 shares of common stock to our officers and key employees under the 2005 Employee Stock Option Plan.

The following table summarizes pertinent information covering the options granted under the 2005 Employee Stock Option Plan.  All options become exercisable in cumulative annual increments of 20% beginning one year from the date of each grant and, if not exercised, expire ten years from the date of each grant.

Grant Date	Number of Shares Underlying Options Granted		Exercise Price ($/Share)

9/8/2005	102,500	(1)	4.81
7/15/2006	97,500	(2)	8.05

(1)             Granted to thirteen (13) officers and key employees.

(2)             Granted to eight (8) officers.

Recommendation Regarding the Amendment of the 2005 Employee Stock Option Plan

The Board of Directors recommends that you vote FOR the amendment to the 2005 Employee Stock Option Plan to increase the number of shares of common stock available for issuance under the plan from 200,000 to 400,000.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected the accounting firm of Grant Thornton LLP as our independent auditors to audit the books and records of us and our subsidiaries for the fiscal year ending April 30, 2007, subject to ratification by our shareholders.  Grant Thornton LLP has served as our independent auditors for the past five fiscal years and has provided audit opinions for the past seven fiscal years.

AUDIT FEES

The following is a description of fees paid to Grant Thornton LLP or scheduled to be paid under an engagement agreement to Grant Thornton LLP for services in fiscal years 2005 and 2006.  The final amounts actually paid for the fiscal year 2006 audit may differ by an immaterial amount based on the final hourly billing by Grant Thornton LLP.

	Fiscal Year 2005	Fiscal Year 2006

Audit Fees	$217,500	$238,167

Audit Related Fees (1)	$36,914	$24,652
Tax Fees	$0	$0
All Other Fees(2)	$0	$63,929

Total Fees	$254,414	$326,748

(1)             Relates to certain attestation work performed in connection with the Company’s activities as loan servicer for affiliated entities.

(2)             Reflects fees paid for the review of certain work associated with deferred tax positions and attestation work for certain financial disclosures in the offering memorandum related to the multiple issuances of asset-backed term notes.

In accordance with our Audit Committee charter, the Audit Committee is required to approve all fees paid to the independent auditors.  During both fiscal years 2005 and 2006, fees approved by the Audit Committee represented 100% of all fees paid to the independent auditors.

A representative of Grant Thornton LLP is expected to be present, either in person or telephonically, at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Recommendation Regarding the Ratification of the Appointment of Grant Thornton LLP

The Board of Directors recommends that you vote FOR ratification of this appointment.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees First Investors’ business and directs its management.  The Board does not involve itself with the day-to-day operations and implementation of the business.  Instead, the Board meets periodically with management to review First Investors’ performance and it future business strategy.  Members of the Board also regularly consult with management to keep informed about the Company’s progress.  If all seven current board members are elected by shareholders for the 2006-2007 term, a majority of the Company’s board would be “independent” as provided under NASDAQ rules.  During the fiscal year ended April 30, 2006, the Board of Directors met 4 times.  All director nominees attended 75 percent or more of the meetings of the Board of Directors and of the committees of the Board on which they served during the past fiscal year.  The Board of Directors has two committees: the Audit Committee and the Compensation Committee.  The Audit Committee, which met 5 times during the past fiscal year, acts as a direct liaison between the Board and our independent auditors, and its functions include the engagement of auditors, reviewing the scope and results of the annual audit and reviewing, as appropriate, our accounting policies, internal controls and financial reporting practices.  The Audit Committee operates under a written charter approved by the Board of Directors.  The Audit Committee is composed of three directors, Robert L. Clarke, Chairman, Seymour M. Jacobs and Daniel M. Theriault.  Each member of the audit committee meets the membership requirements and is independent as defined in NASDAQ Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.  The Board of Directors has designated Robert L. Clarke and Daniel M. Theriault as “financial experts” under the rules of the Securities and Exchange Commission thereunder.

The Compensation Committee, which met 2 times during the past fiscal year, is responsible for formulating recommendations to the Board concerning salaries, bonuses and other compensation arrangements for executive management and for administering the Employee Stock Option Plans.  The Compensation Committee is composed of three non-employee directors, John H. Buck, Seymour M. Jacobs and  Daniel M. Theriault.

During the 2006 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

During the 2006 fiscal year, we paid a monthly fee in the amount of $500 to each director who is not one of our officers or employees, and reimburse their out-of-pocket expenses incurred in connection with their services as such, including travel expenses.  In addition, each director, who is not an employee of the Company, is awarded, on July 15th of each year, stock options representing the right to purchase 20,000 shares of common stock of the Company.  Directors who are not employees of the Company may also be eligible for additional option grants in the event we meet certain pre-determined profitability goals for the fiscal year.  Effective July 10, 2006, the Board of Directors approved a modified compensation plan for non-employee directors to eliminate the $500 monthly fee and increase the number of shares underlying option grant by 8,000, to a total of 28,000 for the 2007 fiscal year.  The additional option grant was calculated based on an increase in cash compensation from $6,000 per year to $12,000 per year, translated into an equivalent number of stock options based on the most recently available estimate of the fair value of the stock option.  In conjunction with the modification to board compensation, the board approved an amendment to the 2002 Non-Employee Director Stock Option Plan to increase the shares available thereunder from

500,000 shares to a total of 900,000 shares. The first option award under the new compensation plan was on July 15, 2006 at which time the non-employee directors were awarded 28,000 options at an exercise price of $8.05 per share.  The total award represents the 20,000 options issued under previous compensation arrangements and the additional options issued in lieu of cash compensation.  The fair value of the options may be reviewed annually to determine the option equivalent award.

In August 1995, when Robert L. Clarke joined the Board of Directors, he was granted a non-transferable option to purchase up to 20,000 shares of common stock, in recognition of the fact that he was the only member of the Board who was neither one of our executive officers nor a substantial shareholder.  The option is exercisable in whole at any time or in part from time to time at an exercise price of $11.00 per share.  On August 2, 2000, in recognition of Mr. Clarke’s service as a board member, the Board of Directors granted Mr. Clarke a non-transferable option to purchase up to 50,000 shares of common stock, which is exercisable in whole at any time or in part from time to time at an exercise price of $4.75 per share.  Both options will terminate one year after Mr. Clarke ceases to be a member of the Board of Directors, except that in the event of Mr. Clarke’s death while serving as a director the options would be exercisable by his heirs or representatives of his estate for a period of two years after the date of his death.  In connection with the adoption by shareholders of the 2002 Non-Employee Director Stock Option Plan, the 50,000 options awarded in 2000 to Mr. Clarke were cancelled and reissued, under identical terms, as an award under the plan.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

First Investors has adopted a Code of Business Conduct and Ethics (“Code of Conduct”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer and other persons performing similar functions, as well as to the Company’s directors and employees.  The Code of Conduct has been previously filed as an exhibit to the Company’s Form 10-K for the fiscal year ended April 30, 2004.  In addition, a copy of the Code of Conduct and any subsequent amendments and modifications thereto has been posted on the Company’s web site at www.fifsg.com.

Nomination Process

Given the size and composition of the Board, the Board has elected not to have a nominating committee.  In lieu of a nominating committee, the Board has determined that a candidate for director nominee, in the event of a vacancy or the establishment of a new directorship on the board of directors, shall be made to the full Board of Directors for consideration and approval upon the recommendation of no less than a majority of the independent members of the Board of Directors.

The Board considers director candidates that are suggested by members of the board of directors, as well as management and stockholders.  The Board may also retain a third-party search firm to identify candidates.  The process utilized by the Board for identifying and evaluating nominees for director, including nominees recommended by stockholders, varies as circumstances warrant but may involve (with or without the assistance of a retained search firm), compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis with regard to particular recommended candidates.  During the search process, the Board endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interests of our stockholders and contribute to our overall corporate goals.

The Board will consider candidates recommended for consideration by our stockholders, provided the information regarding director candidates recommended by our stockholders is submitted to the Board in accordance with the requirements of our Bylaws, Rule 14a-8 of Regulation 14A under the Securities and Exchange Act of 1934, as amended, and other applicable rules and regulations.  Director candidate recommendation materials are required to be sent to our Secretary by writing c/o Corporate Secretary, First Investors Financial Services Group,

Inc., 675 Bering Drive, Suite 710, Houston, Texas 77057.  There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of our Board of Directors to possess, other than as are necessary to meet any requirements under rules and regulations applicable to us.  The Board of Directors considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the board of directors.  When considering nominating existing directors for re-election to the Board, the Board generally also considers the following criteria: record of past attendance at board of directors and committee meetings; ability to contribute to a positive atmosphere in the board room; absence of any cause for removal; past contributions in service on the Board; the value of maintaining continuity within the Board; and the nominees’ desire and willingness to attend future board of directors and committee meetings.

Shareholder Communications

Shareholder communications intended for the board of directors or for particular directors (other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals) may be sent to by writing c/o Corporate Secretary, First Investors Financial Services Group, Inc., 675 Bering Drive, Suite 710, Houston, Texas 77057.  The Secretary will forward all such communications to the Board of Directors or to particular directors as directed without screening such communications.

OTHER EXECUTIVE OFFICER

Our other executive officer who is not also a director, and who serves at the pleasure of the Board of Directors, is as follows:

Name	Age	Position
Bennie H. Duck	42	Executive Vice President, Secretary, Treasurer and Chief Financial Officer

Bennie H. Duck joined us in May 1996 as Executive Vice President, Secretary, Treasurer and Chief Financial Officer.  Mr. Duck was previously employed for ten years by Bank of America in various capacities and most recently as a Vice President of Corporate Finance where his responsibilities included corporate lending and capital market activities for both high yield and high grade clients.  His previous experience includes middle market lending, corporate finance and real estate construction and development finance.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the past three fiscal years, the compensation of our President and Chief Executive Officer and Chief Financial Officer.

				Long Term
	Annual Compensation			Compensation
Name and				Securities Underlying		All Other
Principal Position	Year	Salary	Bonus	Options/SARS		Compensation(1)
Tommy A. Moore, Jr.	2004	$210,000	$26,190	15,000	(2)	$1,696
President and Chief	2005	$225,000	$-0-	15,000	(3)	$1,613
Executive Officer	2006	$237,165	$53,821	25,000	(4)	$1,546

Bennie H. Duck	2004	$190,000	$15,000	10,000	(2)	$1,425
Executive Vice President	2005	$225,000	$-0-	10,000	(3)	$1,650
and Chief Financial Officer	2006	$235,096	$25,000	20,000	(4)	$1,608

(1)             Reflects amounts contributed by us as regular matching contributions under our 401(K) Plan.

(2)             Consists of options under our 1995 Employee Stock Option Plan granted effective September 10, 2003.

(3)             Consists of options granted under our 1995 Employee Stock Option Plan effective July 15, 2004.

(4)    Consists of options granted under our 2005 Employee Stock Option Plan effective September 8, 2005.

The following table sets forth information concerning the grant of stock options to officers named in the Summary Compensation Table above.

OPTION GRANTS IN FISCAL YEAR 2006

	Individual Grants
	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Terms ($)(2)
Name	(Shares)		in Fiscal Year	($/Share)	Date	5%	10%
Tommy A.Moore, Jr.	25,000	(1)	24.4%	$4.81	9/8/2015	$75,625	$191,648
Bennie H. Duck	20,000	(1)	19.5%	$4.81	9/8/2015	$60,500	$153,318

(1)                    Granted effective September 8, 2005. The options vest in cumulative annual increments of 20% beginning September 8, 2006.

(2)                    These amounts represent certain assumed rates of appreciation based on actual option term and annual compounding from the date of the grant.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock of the Company and overall market conditions.  There can be no assurance that the stock appreciation amounts reflected in the table will be achieved.

The following table sets forth certain information with respect to the exercise of options to purchase common stock during the fiscal year ended April 30, 2006, and the unexercised options held at April 30, 2006 and the value thereof, by each of the named executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION/SAR VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARS at Fiscal Year End		Value of Unexercised In-the-Money Options/SARS at Fiscal Year-End
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Tommy A.Moore, Jr.	—	—	18,000	52,000	$64,380	$147,720
Bennie H. Duck	—	—	72,000	38,000	$132,920	$106,980

The following table sets forth certain information with respect to the aggregate amount of stock options issued by the Company under all plans approved by shareholders and plans not approved by shareholders as of April 30, 2006.

EQUITY COMPENSATION PLANS

Plan category	Number of securities to be issued upon exercise of outstanding options at Fiscal Year End		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
	(a)		(b)	(c)
Equity compensation Plans approved by security holders	847,000		$4.57	107,500
Equity compensation Plans not approved by security holders	20,000	(1)(2)	$11.00	-0-
Total	867,000			107,500

(1)                   Represents options granted to Robert L. Clarke upon his election to the Board in 1995. See “Other Information Concerning the Board of Directors” for more information.

(2)                   Does not include options to purchase 28,000 shares at an exercise price of $8.05 per share issued effective July 15, 2006 to each non-employee director of the Company under the amended 2002 Non-Employee Director Stock Option Plan.

EMPLOYMENT AGREEMENTS

As of April 30, 2006, there were no employment agreements in place between the Company and any executive officer or key employee.

STOCK OPTION PLANS

In June 1995, the Board of Directors adopted the Company’s 1995 Employee Stock Option Plan (the “1995 Plan”), which was thereafter approved by the shareholders of the Company.  In September 2002, the shareholders approved an amendment to the 1995 Plan to increase the shares available under the 1995 Plan to an aggregate of 500,000. The 1995 Plan is administered by the Compensation Committee of the Board of Directors and provided that options may be granted to officers and other key employees for the purchase of up to 500,000 shares of common stock, subject to adjustment in the event of certain changes in capitalization.  Options may be granted either as incentive stock options (which are intended to qualify for certain favorable tax treatment) or as non-qualified stock options.  On June 27, 2005, the 1995 Plan expired in accordance with its original terms.

Under the terms of the 1995 Plan, the Compensation Committee selected the persons to receive options and determined the exercise price, the duration, any conditions on exercise and other terms of the options.  In the case of options intended  to be incentive stock options, the exercise price may not be less than 100% of the fair market value per share of Common Stock on the date of grant.  With respect to non-qualified stock options, the exercise price may be fixed as low at 50% of the fair market value per share at the time of grant.  In no event may the duration of an option exceed 10 years and no option may be granted after the expiration of 10 years from the adoption of the Plan.

The exercise price of the option is payable in full upon exercise in cash.  At the discretion of the Compensation Committee, options may be issued in tandem with stock appreciation rights entitling the option holder to receive an amount in cash or in shares of common stock, or a combination thereof, equal in value to any increase since the date of grant in the fair market value of the common stock covered by the option.

As of the termination date of the plan, the Compensation Committee had granted options representing the right to purchase a total of 360,500 shares of common stock to officers and key employees of the Company under the 1995 Employee Stock Option Plan leaving 122,500 shares available as of the expiration of the plan on June 27, 2005.

In September 2005, the shareholders approved the 2005 Employee Stock Option Plan (the “2005 Plan”) under which options may be granted to officers and other key employees to purchase up to 200,000 shares of common stock subject, to adjustment in the event of certain changes in capitalization.  Options may be granted either as incentive stock options (which are intended to qualify for certain favorable tax treatment) or as non-qualified stock options. The 2005 Plan is administered by the Compensation Committee which selects the persons to receive options and determines the exercise price, the duration, any conditions on exercise and other terms of the options.  In the case of options intended  to be incentive stock options, the exercise price may not be less than 100% of the fair market value per share of Common Stock on the date of grant.  With respect to non-qualified stock options, the exercise price may be fixed as low at 50% of the fair market value per share at the time of grant.  In no event may the duration of an option exceed 10 years and no option may be granted after the expiration of 10 years from the adoption of the 2005 Plan.  The exercise price of the option is payable in full upon exercise in cash.  At the discretion of the Compensation Committee, options may be issued in tandem with stock appreciation rights entitling the option holder to receive an amount in cash or in shares of common stock, or a combination thereof, equal in value to any increase since the date of grant in the fair market value of the common stock covered by the option.  As of July 15, 2006, options representing the right to purchase 200,000 shares of common stock had been issued under the 2005 Plan and no additional shares were available under the 2005 Plan.

In September 2002, the shareholders approved the 2002 Non-Employee Director Stock Option Plan under which non-employee directors are issued, on July 15th of each year, an option to purchase 20,000 shares of common stock at a strike price equal to the average market price on the date of grant.  In addition, non-employee directors may be issued additional options annually to the extent that we achieve certain operating results that are predetermined prior to the beginning of the fiscal year.  Each option is issued for a term of 10 years and each grant vests in equal annual installments over the three years following the grant date.  On July 11, 2006, the Board of Directors voted to amend the the plan to increase the number of shares of common stock available for issuance from 500,000 to 900,000.  Prior to the amendment, a total of 490,000 shares of common stock underlay options issued under the Plan.  The increase was approved in order to accommodate the automatic grants due on July 15, 2006 and an annual increase in the automatic option grants to cover an additional 8,000 shares of common stock under the amended compensation plan for non-employee directors.  As of July 15, 2006, a total of 630,000 shares of common stock underlay options issued to non-employee directors leaving 270,000 shares of common stock available under the amended plan.

The Company had also granted, in 1995, stock options covering a total of 20,000 shares of common stock, to a director who is neither an officer nor an employee.  The terms of this option, which was not issued under the Plan, are described above under “Other Information Concerning the Board of Directors.”

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company’s (FIFS) common stock from May 1, 2001 through April 30, 2006 against the cumulative total return indices of the Nasdaq Stock (U.S.) Index and the Nasdaq Financial Index for the comparable period.  The historical stock price performance for the Company’s stock shown on the graph below is not necessarily indicative of future stock performance.  The Company does not make nor endorse any predictions of future stock performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee establishes and administers the Company’s executive compensation programs.  Executive officers of the Company whose compensation is established by the Compensation Committee are Tommy A. Moore, Jr. and Bennie H. Duck.

The Compensation Committee strives to establish and maintain a competitive, fair and equitable compensation and benefits policy designed to retain personnel and to stimulate their useful and profitable efforts on behalf of the Company. Under the supervision of the Compensation Committee, the Company develops and implements compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore shareholder value, by aligning closely the financial interests of the Company’s senior executives with those of its shareholders.  The Compensation Committee has adopted the following guidelines for making its compensation decisions:

•      Provide a competitive total compensation package that enables the Company to attract and retain key executives.

•      Integrate all compensation programs with the Company’s annual and long-term business objectives and strategy and focus executive behavior on the fulfillment of those objectives.

•      Provide variable compensation opportunities that are directly linked to the performance of the Company and that align executive remuneration with the interests of shareholders.

The Board has granted the Compensation Committee the authority to establish all components of executive pay.  Any change in executive pay is reported to the Board.  During 2006, the primary components of the Company’s executive compensation program were (i) base salary, (ii) bonuses, and (iii) stock option grants under the Company’s 2005 Employee Stock Option Program.

The Compensation Committee reviews the salary of each of these executive officers annually.  In determining each executive officer’s base salary, the Compensation Committee considers the individual’s performance, the performance of the Company and the individual’s contribution to that performance, as well as the compensation practices of other companies.   In July 2005, the Compensation Committee voted to increase Mr. Moore’s annual salary from $225,000 to $240,000 and to increase Mr. Duck’s annual salary from $225,000 to $237,500.  The decision to increase the base salary of Mr. Moore and Mr. Duck was based on (i) the performance of Messrs. Moore and Duck during the fiscal year; and (ii) consideration of the compensation levels of chief executive officers and chief financial officers of comparable consumer finance companies.   In assessing the performance of Mr. Moore and Mr. Duck during the fiscal year, the compensation committee considered the level of responsibility of each executive and the increase in net income achieved during fiscal year 2005 compared to the prior year.

Bonus compensation is discretionary and is formulated and paid on an annual basis following the Company’s fiscal year end.  A determination of whether to pay a bonus and the amount of any bonus is based primarily upon the overall performance of the Company for the fiscal year previously ended, and secondarily on the individual performance of each executive officer.   Based upon operating results of the Company for the 2005 fiscal year the Compensation Committee approved a performance bonus in July 2005 of $53,821 representing 5% of pre-tax income for the 2005 fiscal year for Mr. Moore and a performance bonus of $25,000 for Mr. Duck.  In considering the overall performance of the Company, the Compensation Committee considered the increase in net income achieved during fiscal year 2005 compared to the prior year and actual net income achieved relative to the Company’s operating budget which had been presented to the Board of Directors at the beginning of the fiscal year.

Awards under the 1995 Employee Stock Option Plan and the 2005 Employee Stock Option Plan, which was approved by shareholder at the 2005 Annual Meeting of Shareeholders, to executive officers, management and all other employees of the Company are established by the Compensation Committee.  The Compensation Committee believes that grants of stock options to executive officers, management and other key employees of the Company align the interests of these individuals with the interests of stockholders.  Stock options provide an ongoing, long-term, incentive to executive officers, management and key employees as the value of the stock options depends on the continued success of the Company.  In September 2005, the Compensation Committee awarded options to purchase 25,000 shares of common stock to Mr. Moore and options to purchase 20,000 shares of common stock to Mr. Duck at exercise prices equal to the then current market price of $4.81 per share in recognition of their contributions to the Company during the 2005 fiscal year.

As of July 15, 2006, stock options covering a total of 360,500 shares of common stock had been awarded under the 1995 Employee Stock Option Plan and options covering a total of 200,000 shares of common stock had been awarded under the 2005 Employee Stock Option Plan.  As of July 15, 2006, options covering 630,000 shares of common stock have been granted under the 2002 Non –Employee Director Stock Option Plan with 270,000 shares remaining available for future grants under the amended plan.

Date: July 17, 2006

2006 Compensation Committee of the Board of Directors
John H. Buck
Seymour M. Jacobs
Daniel M. Theriault

AUDIT COMMITTEE REPORT

The Audit Committee of the Company operates under a written charter approved by the Committee and by the full Board of Directors.  The Audit Committee has reviewed and assessed the adequacy of its charter in connection with the preparation of the Company’s annual report to shareholders.  A copy of the Audit Committee’s charter was filed as an exhibit to the 2003 Proxy Statement and has not been subsequently amended.

In accordance with its charter, the Audit Committee of the Company assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing, financial reporting and internal controls.  The Audit Committee’s responsibilities can be classified as assisting the Board in monitoring three broad categories:

•                  the integrity of the Company’s financial statements and internal controls

•                  the Company’s compliance with regulatory compliance as it relates to financial reporting and,

•                  the qualification, independence and performance of the Company’s independent auditor

The Audit Committee has implemented procedures to ensure that it devotes the attention it deems necessary or appropriate to each of the matters assigned to it under its charter.  In carrying out its responsibilities, the Audit Committee met five times during the fiscal year 2006.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended April 30, 2006 with management and Grant Thornton LLP (“Grant Thornton”), the Company’s independent auditors.  The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants; has been timely briefed by Grant Thornton as required of the Sarbanes-Oxley Act; and follows the mandates of the Securities and Exchange Commission’s rules on Strengthening the Commission’s Requirements Regarding Auditor Independence.  In addition, the Audit Committee has also received and reviewed the written disclosures and the letter from the independent auditors required by Independent Standard No. 1, Independent Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on its review and discussions with management and Grant Thornton, and pursuant to a delegation of authority from the Board of Directors, the Audit Committee has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended April 30, 2006 for filing with the Securities and Exchange Commission.

Date: July 21, 2006

2006 Audit Committee

Robert L. Clarke
Seymour M. Jacobs
Daniel M. Theriault

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock and the exercisable portfion of our stock options, as of July 15, 2006, by: (i) each person who is known by us to own beneficially more than 5% of the issued and outstanding shares of common stock, (ii) each director, and (iii) each executive officer named in the Summary Compensation Table elsewhere herein.  Unless otherwise indicated, each of the persons has sole voting and dispositive power over the shares of common stock shown as beneficially owned by such person.

Name and Address	Position With Company	Amount and Nature of Beneficial Ownership		Percent of Class

Tommy A. Moore, Jr. 675 Bering, Suite 710 Houston, Texas 77057	Chairman of the Board, President and Chief Executive Officer	429,000	(1)	9.6%

Bennie H. Duck 675 Bering, Suite 710 Houston, Texas 77057	Executive Vice President and Chief Financial Officer	72,000	(2)	1.6%

Walter A. Stockard, Jr. 2001 Kirby, Suite 901 Houston, Texas 77019	Director	420,000	(3)	9.3%

Roberto Marchesini 675 Bering, Suite 710 Houston, Texas 77057	Director and Vice President Portfolio Risk Management	34,000	(4)	*

Robert L. Clarke 711 Louisiana, Suite 2900 Houston, Texas 77002	Director	130,000	(5)	2.8%

Seymour M. Jacobs One Fifth Avenue New York, New York 10003	Director	605,801	(6)	13.6%

John H. Buck 5100 Bank of America Center 700 Louisiana Houston, Texas 77002	Director	60,000	(7)	1.3%

Daniel M. Theriault One Rockefeller Plaza, 19th Floor New York, New York 10020	Director	323,900	(8)	7.2%

JAM Partners, LP One Fifth Avenue New York, New York 10003		500,000	(6)	10.5%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401		388,500		7.9%

Name and Address	Position With Company	Amount and Nature of Beneficial Ownership		Percent of Class

Kristene S. Moore P.O. Box 460445 Houston, Texas 77056		400,000		8.4%

Hot Creek Ventures I, LP P.O. Box 3178 Gardnerville, Nevada		358,331		7.3%

All executive officers and directors as a group (8 persons)		2,071,700	(9)	42.3%

*       Less than 1% of the Common Stock outstanding.

(1)    Reflects 400,000 shares held by Mr. Moore and 29,000 shares representing the currently exercisable portion of stock options held by Mr. Moore covering 95,000 shares in the aggregate.

(2)    Reflects currently exercisable portion of stock options held by Mr. Duck covering 120,000 shares in the aggregate.

(3)    Consists of 360,000 shares held by Mr. Stockard as custodian for two minor children, as to which he disclaims beneficial ownership; and 60,000 shares representing the currently exercisable portion of stock options held by Mr. Stockard covering 108,000 shares in the aggregate.

(4)    Reflects the currently exercisable portion of stock options held by Dr. Marchesini covering 55,000 shares in the aggregate.

(5)    Reflects currently exercisable  portion of stock options held by Mr. Clarke covering 178,000 shares in the aggregate.

(6)    Includes 500,000 shares held by JAM Partners, LP, 105,001 shares held by Mr. Jacobs individually,  800 shares held by other affiliated individuals or entities as to which Mr. Jacobs may be deemed to be a beneficial holder and 0 shares representing the currently exercisable portion of stock options held by Mr. Jacobs covering 48,000 shares in the aggregate.

(7)    Reflects the currently exercisable portion of stock options held by Mr. Buck covering 108,000 shares in the aggregate.

(8)    Reflects 50,000 shares held by Mr. Theriault individually and 40,000 shares representing the currently exercisable portion of stock options held by Mr. Theriault covering 88,000 shares in the aggregate.  Also includes 205,800 shares held by Palladium Partners LP, and 28,100 shares held by Palladium Offshore, Ltd.  With respect to the Palladium Partners LP shares, Mr. Theriault is the managing member of the general partner of Palladium Partners LP and serves as managing member and the portfolio manager of the investment advisor to  Palladium Partners LP.  With respect to the Palladium Offshore, Ltd. shares, Mr. Theriault is the managing member of the controlling shareholder of Palladium Offshore, Ltd. and serves as a portfolio manager for the investment advisor to Palladium Offshore, Ltd.

(9)    Includes 425,000 shares issuable upon the exercise of stock options that are currently exercisable.

RELATED PARTY TRANSACTIONS

On December 3, 2001, we entered into an agreement with W.A. Stockard, a former member of our Board of Directors and current Director Emeritus under which we may, from time to time, borrow up to $2.5 million.  The proceeds of the borrowings will be utilized to fund certain private and open market purchases of our common stock pursuant to a Stock Repurchase Plan authorized by the Board of Directors and for general corporate purposes.  Borrowings under the facility bear interest at a fixed rate of 10 percent per annum.  The facility is unsecured and expressly subordinated to our senior credit facilities. The facility matures on December 3, 2008, but may be repaid at any time unless we are in default on one of our other credit facilities.  On December 6, 2004, the original loan agreement was replaced with $2.5 million loan agreement containing identical terms and conditions between us and a limited partnership that is affiliated with W.A. Stockard, Jr., a current shareholder, member of the Board of Directors and son of W.A. Stockard.  As of July 15, 2006, $2,500,000 was outstanding under this facility.  Total interest expense incurred under this facility during the fiscal year ended April 30, 2006, was $250,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, executive officers and beneficial owners of more than ten percent of the outstanding common stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of common stock at the time they become subject to the reporting requirements and at the time of any changes in beneficial ownership occurring thereafter.

Based upon a review of reports submitted to us and representations of persons known by us to be subject to these reporting requirements, we believe that all such reports due in the fiscal year ended April 30, 2006, were filed on a timely basis.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at the 2007 Annual Meeting of shareholders must be received by the Secretary by April 5, 2007, for consideration for inclusion in the proxy statement and form of proxy for that meeting.  Any such proposals should be submitted to us at 675 Bering Drive, Suite 710, Houston, Texas 77057, Attention: Corporate Secretary.

Such proposals must also have complied with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, if the proposal is to be considered for inclusion in our proxy statement for such meeting.  We  must  receive notice of any shareholder proposal to be brought before the meeting outside the process of Rule 14a-8 at the address noted above not less than 45 days prior to the meeting; provided, if we give notice or prior public disclosure of the date of the annual meeting less than 50 days before the meeting, such shareholder’s notice must be received not later than the close of business on the seventh day following the date on which our notice of the date of the annual meeting was mailed or public disclosure made.

EXPENSES OF SOLICITATION

We will bear the cost of solicitation of proxies.  Solicitation will be made initially by mail.  Our directors, officers and other regular employees may, without compensation other than their regular compensation, solicit proxies by mail, telephone or other form of direct communication.  We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material to beneficial owners.

By Order of the Board of Directors
Bennie H. Duck, Secretary

FIRST INVESTORS FINANCIAL
SERVICES GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, September 6, 2006

-------------------------------------------------------------------------------------------------------------------------------------------------------

First Investors Financial Services Group, Inc.                                                                                                       proxy

This Proxy is solicited by the Board of Directors
For the Annual Meeting of Shareholders September 6, 2006

Tommy A. Moore, Jr., and Roberto Marchesini, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of FIRST INVESTORS FINANCIAL SERVICES GROUP, INC. to be held at 380 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339 on Wednesday, September 6, 2006 at 10:30 a.m. and at any postponements or adjournments of that meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting.

This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR each of the other proposals specified herein.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:	01 Tommy A. Moore, Jr 02 Walter A. Stockard, Jr. 03 Robert L. Clarke 04 Roberto Marchesini	05 Seymour M. Jacobs 06 John H. Buck 07 Daniel M. Theriault	☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Proposal to increase, by 200,000 shares, the number of shares of Common Stock available for issuance under the 2005 Employee Stock Option Plan.			☐	For	☐	Against	☐	Abstain
3. Ratification of the appointment of Grant Thornton LLP as independent accountants of the Company and its subsidiaries for the fiscal year ending April 30, 2007.			☐	For	☐	Against	☐	Abstain
4. In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.